Exhibit 4.7

This JOINDER AGREEMENT (this “Joinder”), dated as of March 27, 2020 to the Credit Agreement dated as of September 30, 2011 (as amended and restated on March 7, 2014, as further amended on October 30, 2014, as further amended and restated on June 28, 2017 and as further amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Credit Agreement”) among HCA INC., a Delaware corporation (the “Parent Borrower”), each Subsidiary Borrower listed on the signature pages thereto (the “Subsidiary Borrowers” and together with the Parent Borrower, the “Borrowers”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer and the other agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 9.11 of the Credit Agreement provides that each Subsidiary of the Parent Borrower that is required to become a party to the Credit Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Subsidiary Borrower, with the same force and effect as if originally named therein as a Subsidiary Borrower therein, for all purposes of the Credit Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Joinder. Each undersigned Subsidiary (each, a “New Subsidiary Borrower” and collectively, the “New Subsidiary Borrowers”) is executing this Joinder in accordance with the requirements of the Credit Agreement to become a Subsidiary Borrower under the Credit Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

This Joinder serves as written notice to the Administrative Agent that (i) the New Subsidiary Borrowers previously designated as Designated Non-Borrower Subsidiaries and listed on Annex A hereto shall no longer be designated as Designated Non-Borrower Subsidiaries as of the date hereof and (ii) no Default or Event of Default would result from such re-designation.

Accordingly, the Administrative Agent and each New Subsidiary Borrower agree as follows:

SECTION 1. In accordance with Section 9.11 of the Credit Agreement, each New Subsidiary Borrower by its signature below becomes a Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Borrower and each New Subsidiary Borrower hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Borrower thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Borrower thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a “Subsidiary Borrower” in the Credit Agreement shall be deemed to include each New Subsidiary Borrower. The Credit Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Subsidiary Borrower represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder signed by all the parties shall be lodged with the Administrative Agent and Borrowers. This Joinder shall become effective as to each New Subsidiary Borrower when the Administrative Agent shall have received counterparts of this Joinder that, when taken together, bear the signatures of such New Subsidiary Borrower and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Credit Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any New Subsidiary Borrower shall be given to it in care of the Parent Borrower at the Parent Borrower’s address set forth in Section 14.2 of the Credit Agreement.

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IN WITNESS WHEREOF, the New Subsidiary Borrowers and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

CLINICAL EDUCATION SHARED SERVICES, LLC

COLUMBIA FLORIDA GROUP, INC.

COLUMBIA PHYSICIAN SERVICES - FLORIDA GROUP, INC.

FMH HEALTH SERVICES, LLC

GENOSPACE, LLC

HCA EASTERN GROUP, INC.

LAS ENCINAS HOSPITAL

MH HOSPITAL HOLDINGS, INC.

MH HOSPITAL MANAGER, LLC

MH MASTER, LLC

MOBILE HEARTBEAT, LLC

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Vice President and Assistant Secretary

MH MASTER HOLDINGS, LLLP

By:	MH Hospital Manager, LLC, its General Partner

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Vice President and Assistant Secretary

[Signature Page – ABL Joinder]

CAREPARTNERS HHA HOLDINGS, LLLP

CAREPARTNERS HHA, LLLP

CAREPARTNERS REHABILITATION HOSPITAL, LLLP

MH ANGEL MEDICAL CENTER, LLLP

MH BLUE RIDGE MEDICAL CENTER, LLLP

MH HIGHLANDS-CASHIERS MEDICAL CENTER, LLLP

MH MISSION HOSPITAL MCDOWELL, LLLP

MH MISSION HOSPITAL, LLLP

MH MISSION IMAGING, LLLP

MH TRANSYLVANIA REGIONAL HOSPITAL, LLLP

By: MH Master, LLC, its General Partner

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Vice President and Assistant Secretary

HINSIGHT-MOBILE HEARTBEAT HOLDINGS, LLC

By: Health Insight Capital, LLC

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Vice President and Assistant Secretary

[Signature Page – ABL Joinder]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ William J. Wilson
Name: William J. Wilson
Title: Senior Vice President

[Signature Page – ABL Joinder]

Annex A

CarePartners HHA Holdings, LLLP

CarePartners HHA, LLLP

CarePartners Rehabilitation Hospital, LLLP

MH Angel Medical Center, LLLP

MH Blue Ridge Medical Center, LLLP

MH Highlands-Cashiers Medical Center, LLLP

MH Hospital Holdings, Inc.

MH Hospital Manager, LLC

MH Master Holdings, LLLP

MH Master, LLC

MH Mission Hospital McDowell, LLLP

MH Mission Hospital, LLLP

MH Transylvania Regional Hospital, LLLP